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                                                                      EXHIBIT 11


                             COMPUTATION OF INCOME
                     PER COMMON AND COMMON EQUIVALENT SHARE
                    (In thousands, except per share amounts)


                                                            Three Months Ended                  Nine Months Ended
                                                                April 30,                           April 30,
                                                       ---------------------------       ----------------------------
                                                          1996             1997              1996             1997
                                                       ----------       ----------       -----------       ----------
PRIMARY INCOME PER SHARE:

Weighted average shares of common stock
   outstanding (1)                                        17,986            18,819             17,754            18,611
                                                      ==========       ===========        ===========       ===========

Primary income per share                              $      .16       $       .32        $       .33       $       .95
                                                      ==========       ===========        ===========       ===========

FULLY DILUTED INCOME PER SHARE:

Weighted average shares of common stock
   outstanding (1)                                        17,986            18,819             17,754            18,611

Shares issuable from assumed conversion of:
   Warrants                                                  154                32                154                95
   Stock options (1)                                          81               301                 80               342
                                                      ----------       -----------        -----------       -----------

Weighted average shares of common
   stock outstanding, as adjusted                         18,221            19,152             17,988            19,048
                                                      ==========       ===========        ===========       ===========

Fully diluted income per share                        $      .15 (2)   $       .32 (2)    $       .32 (2)   $       .93 (2)
                                                      ==========       ===========        ===========       ===========

NET INCOME FOR PRIMARY AND
   FULLY DILUTED COMPUTATION:

Net income (3)                                        $    2,823       $     6,086        $     5,782       $    17,761
                                                      ==========       ===========        ===========       ===========

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(1)   Weighted average shares of common stock outstanding and shares issuable from the assumed conversion of stock options for all periods have been restated to include exchangeable shares and VES options (See Note 2 of Notes to the Unaudited Consolidated Financial Statements) on an equivalent share basis.
(2) This calculation is submitted in accordance with Item 601(b)11 of Regulation S-K although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because warrants and options result in dilution of less than 3%.
(3) As combined - See Note 2 of Notes to the Unaudited Consolidated Financial Statement.